Exhibit 10.1

SUMMARY OF 2010 INCENTIVE COMPENSATION PLAN

On March 25, 2010, the Compensation Committee of the Board of Directors of Comfort Systems USA, Inc. (the “Compensation Committee”) authorized certain equity grants under the Company’s Long-term Incentive Plan.  The Named Executive Officers are Mr. William F. Murdy, Chairman of the Board of Directors and Chief Executive Officer; Mr. Brian E. Lane, President and Chief Operating Officer; Mr. William George, III, Executive Vice President and Chief Financial Officer; Ms. Julie S. Shaeff, Senior Vice President and Chief Accounting Officer; and Mr. Trent T. McKenna, Vice President and General Counsel.

2010 Incentive Compensation Plan for Executive Officers

The annual incentive compensation for the Named Executive Officers is provided under a shareholder approved plan intended to satisfy the requirements for deductibility of performance-based compensation under Section 162(m) of the Internal Revenue Code.  The plan consists of two distinct elements.  The first element of the plan rewards the senior executives of the Company for obtaining certain earnings per share (“EPS”) target thresholds (the “Objective Bonus”).  The second element of the plan rewards the achievement of certain performance metrics individualized for each executive (the “Subjective Bonus”).

For the Objective Bonus, the Compensation Committee has set a bonus range based on a target that is correlated with the Company’s annual EPS.  The range for the Objective Bonus for Messrs. Murdy, Lane and George will be 20 percent to 150 percent of 90 percent of their respective annual base salaries.  For Ms. Shaeff and Mr. McKenna, the range for the Objective Bonus will be 20 percent to 150 percent of 30 percent of their respective annual base salaries.  The Objective Bonus is zero until a certain EPS threshold is met, it then scales from 20 percent to 50 percent on a straight-line basis as it moves from 77 percent of the EPS target to 100 percent of the EPS target.  Should the Company’s performance exceed the EPS target, it then scales from 50 percent to 150 percent on a straight-line basis as it moves from 100 percent of the EPS target to 172 percent of the EPS target.  With regard to the Subjective Bonus, each executive is reviewed individually and at the sole discretion of the Compensation Committee is awarded a bonus within a set range of potential outcomes based on a percentage of annual base salary.  For Messrs. Murdy, Lane, and George, the range is 0 to 100 percent of 10 percent of annual base salary; for Ms. Shaeff and Mr. McKenna, the range is 0 to 100 percent of 20 percent of annual base salary.

Long-term Incentive Plan Grants

The Compensation Committee further determined grants under the Company’s Long-term Incentive Plan.  These grants were determined based on the closing price of the Company’s common stock on March 25, 2010, the date the Compensation Committee met to approve the grants.  These grants consisted of an award of performance stock as well as a grant of options.  The performance stock awards have both tenure and performance vesting requirements. They are granted on a three-year equal vesting schedule and vests only if the Company meets certain performance requirements prior to each of the three vesting periods.  If the performance threshold is met, the performance stock awards vest on a sliding scale from 0 to 100 percent of the portion of the award scheduled to vest on a straight-line basis.  The number of shares vesting may also be reduced by the Compensation Committee on a discretionary basis.  The option grants vest on a three-year schedule and do not have a performance vesting requirement.

The 2010 awards were granted to the following executives for the purpose of providing an incentive for those individuals to work for the Company’s long-term success:  Mr. Murdy was granted 52,277 shares of performance stock and 43,564 options.  Messrs. Lane and George were granted 22,948 shares of performance stock and 19,124 options respectively.  Ms. Shaeff and Mr. McKenna were granted 9,119 shares of performance stock and 7,599 options.

Succession Bonus

On March 25, 2010, the Compensation Committee also approved a bonus award to Mr. Murdy in connection with the succession transition of the Chief Executive Officer role. The bonus award was provided to Mr. Murdy on April 1, 2010, and consisted of a combination of cash and equity with a combined value of $500,000 USD. As previously disclosed, Mr. Murdy will receive a second payment of $1,000,000 USD (in either cash or equivalent equity) upon the actual election by the Board of Directors of the successor candidate to Chief Executive Officer of the Company.